Exhibit 99.1

NUCOR EXECUTIVE VICE PRESIDENT MIKE PARRISH TO RETIRE; JAMES R. DARSEY TO BE PROMOTED

CHARLOTTE, NORTH CAROLINA, JULY 1, 2010 - Nucor Corporation (NYSE: NUE) Executive Vice President of Bar Products D. Michael Parrish announced today his plans to retire at the end of August after 35 years of service with Nucor. Mr. Parrish began his career as an engineer in Saint Joe, Indiana at Vulcraft in 1975; served as Engineering Manager of Vulcraft, Brigham City, Utah from 1981 to 1986; Production Manager of Vulcraft, Fort Payne, Alabama from 1986 to 1989; General Manager of Vulcraft, Brigham City, Utah from 1989 to 1991; General Manager of Nucor Steel, Jewett, Texas from 1991 to 1995; and General Manager of Nucor Steel, Hickman, Arkansas from 1995 to 1998. He was promoted to Vice President in 1990 and to Executive Vice President in 1998.

Effective September 1, 2010, James R. Darsey will be promoted to Executive Vice President of Bar Products. Mr. Darsey began his Nucor career in 1979 as a Design Engineer at Vulcraft in Grapeland, Texas. He then served as Engineering Manager of Vulcraft, Brigham City, Utah from 1986 to 1987; Engineering Manager of Vulcraft, Grapeland, Texas from 1987 to 1995; General Manager of Vulcraft, Grapeland, Texas from 1995 to 1999; and General Manager of Nucor Steel, Jewett, Texas from 1999 to 2007. He was promoted to Vice President in 1996 and to President of Vulcraft/Verco Group in 2007.

Dan DiMicco, Nucor’s Chairman, President and CEO, commented: “Mike Parrish has been an exceptional leader throughout his 35-year career with Nucor. He has made outstanding contributions to both Nucor’s strong record of profitable growth and our company’s unique culture. Under Mike’s leadership, our Bar Mill Group more than doubled in size to a current finished steel shipment capacity exceeding 9 million tons annually. With his team’s very successful work in optimizing existing operations and completing strategic acquisitions, the growth in the earnings power of our bar products business has been even greater. Mike’s retirement and Jim Darsey’s promotion result from the thoughtful and orderly succession planning that has been a top strategic initiative throughout the Nucor organization in recent years as we position our company for continued profitable growth. Jim Darsey is a proven Nucor leader. He has a strong record of success in managing both the steel mill and downstream products sides of our business. Jim and his team are well-prepared to continue building long-term profitable growth at Nucor’s bar products business.

“All of us at Nucor are thankful for Mike’s great leadership and everyone joins me in wishing Mike and his wife Chris all the best as they enjoy the well-deserved fruits of their career at Nucor….. God Bless.”

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com